UNITED STATES

                        SECURITIES & EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 29, 2005

                               VIRIDAX CORPORATION
             (Exact name of registrant as specified in its charter)


         Florida                          0-33473                65-1138291
(State or other jurisdiction)     (Commission File Number)    (IRS EIN Number)

                                270 NW 3rd Court
                         Boca Raton, Florida 33432-3720
              (Address of principal executive offices and Zip Code)

                                 (516) 368-1427
              (Registrant's telephone number, including area code)


Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      Acting under authority of ARTICLE III, SECTION 4, of the Company Bylaws providing for the appointment of directors where any vacancy exists, on June 29, 2005 the Directors unanimously appointed Kenneth E. Lehman , MBA,as a Director of the Corporation and its Chief Financial Officer.

      Mr. Lehman, age 59, served as a Manager, Project Manager, and Senior Auditor and Financial Analyst for US West Communications, Inc. from 1972-2000. From 2000-2002 he served as Controller for Phage Therapeutics, Inc. and from 2002 to the present he is Vice President, Financial Management, of Mycobis Corporation, a biopharmaceutical company formed to discover and develop Bacteriophage Therapeutic Agents for the treatment of various antibiotic-resistant pathogens. Overall. Mr. Lehman has more than 28 years experience in managerial accounting and project management. He holds a BA in accounting from the University of Washington and an MBA from City University of Seattle, Washington.

      Mr. Lehman has no employment agreement with Viridax Corporation. He is not a Director of any other public company.

Item 8.01 Other Events

      On June 29, 2005, the Board of Directors unanimously approved a forward stock split of the common stock of the Company at the rate of four (4) shares for each one(1) share now outstanding. This split shall apply to all

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stockholders owning stock as of June 30, 2005, being the record date for this transaction. No fractional shares will be issued in that any certificate showing one-half or greater ownership shall be issued to show a full share and any certificate showing less than one-half ownership shall be dropped and the certificate issued without a fraction.


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                                    VIRIDAX CORPORATION


Date: July 1, 2005                                  By:  /s/ Richard C. Honour
                                                         ---------------------
                                                         Richard C. Honour
                                                         President